UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SLR Investment Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IMPORTANT REMINDER

TIME IS SHORT

Dear Fellow Stockholder:

Our Annual Meeting of Stockholders is to be held on October 26, 2022 and there is not much time left for our stockholders to vote their shares. You are receiving this reminder letter because your votes were not yet processed at the time this letter was mailed.

Because of the voter turnout needed, we strongly encourage you to submit your vote TODAY.

You can submit your vote by mail or, for your convenience, you have the ability to vote over the Internet or by telephone, and we are asking you to do so now to save SLR Investment Corp. further costs and to ensure that your vote is counted. Instructions on how to vote over the telephone or Internet are enclosed in this package.

Your shares cannot be represented at the Annual Meeting with respect to any matters to be voted upon unless you either sign and return the enclosed voting form, or vote by telephone or over the Internet.

If you sign and return the enclosed form without indicating a choice, your shares will be voted “FOR” the election of the named nominee for director and “FOR” the proposal to authorize the sale of shares of common stock at below net asset value per share.

PLEASE VOTE TODAY

Thank you for your investment in SLR Investment Corp. and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC at 1-800-267-0201.

Sincerely yours,

Michael Gross	Bruce Spohler
Chairman, Co-Chief Executive Officer and President	Co-Chief Executive Officer and Chief Operating Officer